Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Stockholders and Board of Directors
Rentech, Inc.
Denver, Colorado
We consent to the incorporation by reference in the registration statement on Form S-8 of our report dated December 14, 2008, except for the effects of the restatement as to which the date is December 14, 2009, and except for the effects of the October 1, 2009 adoption of Accounting Standards Codification Subtopic 470-20, Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Settlement) requiring retrospective application as to which the date is March 10, 2010, relating to the consolidated financial statements of Rentech, Inc. appearing in the annual report on Form 10-K of Rentech, Inc. for the year ended September 30, 2010.
/s/ Ehrhardt Keefe Steiner & Hottman PC
Denver, Colorado
December 17, 2010